Event ID:       2018406
Culture:         en-US
Event Name: Q2 2009 RAND LOGISTICS INC Earnings Conference Call
Event Date:  2008-11-13T13:30:00 UTC

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Notes:
Converted From Text Transcript
Event ID:   2018406
C: Lesley Snyder; The Piacente Group, Inc.; IR
C: Laurence Levy; Rand Logistics; Chairman, CEO
C: Scott Bravener; Rand Logistics; President, Lower Lakes
C: Joe McHugh; Rand Logistics; CFO
C: Ed Levy; Rand Logistics; President
P: Fred Buonocore; CJS Securities; Analyst
P: Jim Maletis; Maletis Partners; Analyst
P: Bob Sales; LMK Capital Management; Analyst
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C: Lesley Snyder; The Piacente Group, Inc.; IR
C: Laurence Levy; Rand Logistics; Chairman, CEO
C: Scott Bravener; Rand Logistics; President, Lower Lakes
C: Joe McHugh; Rand Logistics; CFO
C: Ed Levy; Rand Logistics; President
P: Fred Buonocore; CJS Securities; Analyst
P: Jim Maletis; Maletis Partners; Analyst
P: Bob Sales; LMK Capital Management; Analyst
P: Operator

+++ presentation
Operator: Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Rand Logistics second-quarter 2008 earnings conference call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. (Operator Instructions). This conference call is being recorded today, Thursday, November 13, 2008. I would now like to turn the conference over to Lesley Snyder, Investor Relations for Rand Logistics. Please go ahead, ma'am.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2009 second-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast and a telephonic replay will be available following the call.

Before we begin we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical fact but instead statements based upon the current beliefs and expectations of the management of Rand Logistics.

Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements. Rand assumes no obligation to revise any forward-looking projections that may be made in today's release or call. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, our CFO, will review the financial results; and Ed Levy and I will summarize our prospects for the current shipping season. We will then open the call up for questions.

As I have previously mentioned, we viewed the 2008 shipping season as the inflection point when our Company would deliver the operating results that our business plan was predicated on. In this regard we are very pleased with the results for the first half of fiscal 2009. We believe that our results this sailing season are indicative of the earnings capability of the fleet.

Our ongoing operational improvements, strategic acquisitions, vessel upgrades and our infrastructure investments have resulted in $21.5 million of EBITDA for the first half of fiscal 2009 which is a 263.9% year-over-year increase, and marine freight revenues of $59.6 million, which is a 42.8% increase over the prior year. While we are pleased with our first-half results, we still believe that there is meaningful room for continued operational improvement, some of which we anticipate will be realized during the remainder of the 2008 shipping season.

The vessels acquired in fiscal year 2008 continue to perform very well relative to expectations. We are pleased with their integration into our fleet and the revenue they have generated as well as their vessel margin per day. We are very pleased thus far with the operating and financial performance of the Saginaw as it is exceeding the internal projections we developed to justify the repowering project. Based on actual fiscal 2009 results to date and the future prospects for these vessels, we believe that these investments have and will continue to generate significant long-term shareholder value.

We believe that our low-cost operating model, the diversity of both the end markets and the customers that we serve, and the contractual nature of our business, will provide a level of stability for our Company as we continue to operate in an uncertain economic environment.

Specifically we are highly confident that our vessels will remain fully committed for the balance of the current sailing season and, based on our existing contracts and our knowledge of customer demand, we expect that our vessels will be fully utilized for the 2009 sailing season.

Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. We were very pleased with the operational performance of our vessels in the fiscal second quarter highlighted by a 45.9% increase in marine freight revenue. Marine freight revenue per day increased by $3,517, or 13.5%, to $29,603 in the second quarter of fiscal 2009, from $26,086 in the comparable period in fiscal 2008.

This significant increase in marine freight revenue was driven by five primary factors:

(1) Increased freight rates, as I mentioned last quarter, we renewed existing contracts and entered into new contracts for fiscal 2009 and beyond, all of which were signed at rates consistent with our expectations;

(2) Enhanced vessel utilizations stemming from our ability to capitalize on greater scheduling flexibility including backhaul opportunities more readily accessible to a larger fleet;

(3) Significant improvement in vessel operating metrics, particularly on the three vessels which we acquired in February 2008. As a result of our being able to instill our operating philosophy on these vessels we are able to meaningfully improve the efficiency of the vessels. In addition, we continued realizing the benefits of the capital investments that we have made to increase the operating efficiency of the fleet.

These three factors accounted for approximately 66% or $2,312 of the increase in marine freight revenue per day.

(4) Approximately 21% or $715 of the growth in marine freight revenue per day was attributable to the two bulk carriers purchased in August 2007.

(5) Approximately 13% or $440 of the growth in marine freight revenue per day was attributable to the retirement of our oldest and smallest vessel at the end of last year.

Based on actual year-to-date performance and our knowledge of our customers' demand over the final two months of the sailing season, we continue to enjoy a strong book of business for the remainder of the season. In addition, based on our existing contracts and our knowledge of customer demand, we expect that our vessels will be fully utilized for the 2009 sailing season.

We were very pleased that we were able to increase vessel margin by 176.9% or approximately $10.3 million in the quarter ended September 30, 2008 versus the quarter ended September 30, 2007. I am pleased to report that with the exception of one of our vessels, we experienced an increase in vessel margin for every vessel that we owned and/or operated in both the second quarters of fiscal 2008 and fiscal year 2009.

For the quarter ended September 30, 2008 we sailed 1,092 days out of a potential 1,104 days.  The loss of 12 days resulted from a mechanical problem that has since been addressed on one of our US vessels.

The Canadian-flagged vessels performed up to their historical standards and, in the aggregate, meaningfully better than last year. Specifically vessel margin for our four core Canadian-flagged vessels this quarter was 59.6% higher relative to vessel margin in the same period last year.

We are very pleased to report that we are exceeding our internal forecast related to the repowering of the Saginaw. Specifically the Saginaw's second-quarter fiscal 2009 vessel margin has increased by 50.5% relative to the same quarter last year. Furthermore, while the Saginaw has sailed 72 less days or approximately 40% less days this sailing season relative to last year, its vessel margin through September 30, 2008 is 81% of the vessel margin achieved during the six months ended September 30, 2007.

Our core US fleet continues to perform well as we build on the significant operating improvements realized by these vessels in fiscal year 2008. Specifically, vessel margin from these three vessels increased by 58.5%, or $1.3 million.

More importantly, and as an example of the operating leverage that exists in our business and the operating efficiencies that we have implemented, while the number of sailing days this quarter relative to the same quarter last year did not increase, we were nonetheless able to increase vessel margin for these three core US vessels by approximately 183.7% of the increase in revenues that these vessels realized versus this quarter last year.

Approximately 46.3% or $4.8 million of the quarter-over-quarter improvement in vessel margin was generated from these three vessels acquired in February 2008. The improvement in vessel margin in the second quarter of fiscal 2009 versus the same quarter last year was driven by 204 more sailing days, improvement in marine freight revenue per day for the reasons outlined above, and the elimination of time charter payments to WMS. Notwithstanding the material improvement in vessel margin for these three vessels, the financial results were negatively impacted by a loss of 12 sailing days due to a mechanical problem which has since been resolved. Consistent with our original assumptions, I believe that the level of profitability achieved by these vessels over the first and second quarters of this fiscal year will be sustainable over the long term.

As Laurence mentioned, in general all five of the vessels that we integrated into our fleet in fiscal year 2008 are performing well and all are meeting or exceeding expectations.

Sailing days for the quarter ended September 30, 2008 increased by 243 days to 1,092 days from 849 days. The five vessels that we acquired during fiscal 2008 accounted for 320 of the increased days. In addition, we experienced an increase of 15 days in our core Canadian fleet. This increase was offset by a decrease of 92 days due to the retirement of a vessel from our fleet at the end of last season.

Overall we are very pleased that our quarterly results have demonstrated the significant earnings power of our assets and we are confident that our operations for the third quarter will trend favorably. Although end market demand has softened somewhat, the fundamentals of our business remain solid and we are certain that there are continued operating efficiencies that we can realize from within our fleet.

We believe our business remains well protected as a result of the diversity of the end markets and the customers that we service, our low-cost operating position and the long-term contractual nature of our revenues.

With that I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I am sure that you have all read through our second-quarter news release and possibly even our 10-Q filed today, so I will not review all of the numbers in exhaustive detail. As in the first quarter our financials no longer require the consolidation of the variable interest entity. For comparative purposes in this presentation and our press releases we will be presenting our numbers excluding the VIE which management believes is the most precise means of making an informed comparison of our results versus last year.

Vessel margins, which we define as revenue minus outside voyage charter fees, vessel operating expenses and winter work, increased by 176.9% to $16.1 million in the three-month period ended September 30, 2008, from $5.8 million in the same year-ago period. Vessel margin per day equaled $14,069 for the quarter ended September 30, 2008 versus $6,772 for the same quarter last year. In addition, vessel margin per day for vessels that we operated and/or owned in both the second quarter of fiscal year 2009 and fiscal year 2008 equaled $14,952 and $9,613 respectively.

Please be aware that our vessels are for the most part non-operational during our fiscal fourth quarter due to weather and system constraints. In addition, in our fiscal fourth quarter, we also expense approximately $300,000 per vessel of winter work which reduces our full-year average vessel margin by approximately $1,090 per day. We believe that vessel margins are an important measure of the cash flow generated by individual vessels to evaluate performance and to make investment decisions.

General and administrative expenses remained at similar levels with the three-month period ended September 30, 2007 excluding the VIE. Selling, general and administrative expenses represented 8.2% of marine freight revenues net of outside vessel charter revenue in the three-month period ended September 30, 2008, a decrease from 11.9% excluding the VIE of marine freight revenues, again net of outside vessel charter revenue in the three-month period ended September 30, 2007.

EBITDA for the quarter ended September 30, 2008 increased by 347.2% to $13.2 million from $3 million excluding the VIE for the quarter ended September 30, 2007.

Interest expense increased by $1.1 million to $1.8 million in the three-month period ended September 30, 2008 from $0.7 million excluding the VIE in the three-month period ended September 30, 2007 as a result of the increase in term loans arising from the financing of the acquisitions of the Voyager and WMS vessels.

Our net income applicable to common stockholders increased by $5.5 million to $4.8 million or $0.38 per share in the three-month period ended September 30, 2008, from a loss of $0.7 million excluding the VIE or a negative $0.06 per share in the same year ago period.

Now I would like to turn it over to Ed.

Ed Levy: Thanks, Joe. As we assess our business prospects for the 2009 sailing season in the context of a slowing economy, we feel that the Company is well positioned to withstand a decline in overall market transportation requirements for a number of reasons.

First, we continue to believe that we have a lower cost operating structure relative to our major competitors in both the US and Canadian markets. Second, geography provides an effective barrier to entry in terms of larger vessels that may be underutilized entering the River Class market where we primarily compete. Third, close to 100% of our business is based on long-term contracts with our customers. Finally, the market structure, both in terms of number of competitors and amount of capacity, has changed relative to previous downturns. Specifically the overall market is less fragmented and a significant amount of capacity within the River Class market that we compete in has been consolidated or permanently eliminated. We continue to observe a more disciplined market as a result of these factors.

While the markets remained fluid based on conversations with our customers and contracts in hand, we expect that our vessels will be utilized for the 2009 sailing season consistent with the level that we experienced during the 2008 sailing season. Preliminarily we are forecasting modest volume increases in our stone, salt and grain trades, coal remaining flat and steel demand returning to near historic norms.

The stone trade on the Great Lakes, which represents the largest portion of our business, has been approximately 8% below its five-year average in both 2007 and 2008. This is due to a combination of both a poor economic climate in the Great Lakes area over the past couple of years and a lack of available freight capacity. Although we expect metallurgical and chemical stone to further decrease during 2009 due to a reduction in steel production, we believe that based on our contractual minimums, the forecasts of our customers, and the ability of our River Class vessels in accessing the major inland construction aggregates markets, that we will not experience a meaningful downturn in our tonnage carried. While we are not factoring it into our 2009 sailing season volumes, we would expect that any federal infrastructure stimulus package would benefit this segment of our business.

Our grain business is characterized by highly predictable demand from a series of customers who use the grain for milling purposes in such end products as milling wheat, corn starch or canola oil. Based on early nominations of our customer base we are expecting to see a slight increase in tonnage volumes in this portion of our business. With the exception of one of our bulk carriers, we have purposely avoided utilizing our vessels to carry grain for export, a market that tends to be more volatile and less long-term contractual in nature.

Coal demand from our customer base is primarily a backhaul product for us. Our coal tonnage transported during the 2008 sailing season was down modestly relative to previous years due to economic weakness among our industrial customers. Based on initial nominations we are expecting demand to remain flat during the 2009 sailing season.

As many of you are aware, the steel industry has dramatically reduced production levels both worldwide and in the Great Lakes basin. Given the inherent cyclicality of the steel industry and the significant capital costs associated with the vessel that carries iron ore, Lower Lakes has intentionally minimized its exposure to the steel industry. Based on the initial nominations of our steel customers, our projected capacity demand during the 2009 sailing season is forecasted to be at or near historical norms which is well below 2008 volume. That said, during the 2008 sailing season the Company employed an outside voyage charter strategy, employing third-party carriers to transport volumes in excess of historical norms. We do not generate any incremental profit from outside voyage charter, but instead the third party carriers provided us with flex capacity to meet the increased requirement of our steel customers.

Demand for road salt in the Great Lakes basin is expected to increase during the 2009 sailing season due to the depletion of stockpiles during the winter of 2008 and attendant shortage of supply since that time. Our customers' expectations on volume requirements are predicated on a normal season this upcoming winter. In general, salt tonnages have been historically affected by weather patterns rather than economic conditions.

While we continue to monitor each of our end markets carefully and are managing both capital and costs very closely, we believe that even in an environment with macroeconomic challenges, our investment thesis for Lower Lakes remains highly sustainable, because of our low relative operating cost, diverse customer base and balanced end market demand, leading relative market share within our geographically protected market, long-term contractual revenues and high barriers to entry both in terms of the Jones Act and Canadian Marine Act, and new builds not being economically feasible.

Rand recently completed a cashless warrant exchange offer. The objective of the Board of Directors in electing to offer the cashless exercise program was based on their and Management's desire to reduce potential dilution at a $5.00 per share price. As a result of this offer approximately 202,000 common shares were issued in exchange for approximately 5,045,000 warrants. In addition, approximately 90,000 warrants were exercised for cash at $5.00 per share. The 292,000 shares that were issued resulted in dilution to the existing common stockholders of less than 2.3%. We believe the offer achieved the intended result of the Committee of independent directors of our Board of Directors by avoiding a potential increase in outstanding shares of over 40%.

Now I will turn the call over to Laurence for closing remarks.

Laurence Levy: Thanks, Ed. In closing, Rand has enjoyed strong performance through the bulk of our 2008 sailing season and continues to capitalize on the business model that our investment was predicated on, including high barriers to entry, low operating cost and long-term customer relationships.

As a result of our operating performance-to-date and based on our confidence in the inherent strength of our business model, highlighted by continued strong demand for our services, we are reaffirming our projected fiscal year 2009 EBITDA guidance of $18 million to $19.5 million range and we believe that we are highly likely to meet or exceed the high end of our guidance.

This equates to better margin per day after expensed winter work but before SG&A of at least $8,820. This compares to our actual fiscal year 2008 average of $6,470 which represents an increase of 37%.

We look forward to keeping you apprised of Rand's continued programs. With that I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). Fred Buonocore, CJS Securities.

Fred Buonocore: Good morning, gentlemen. Outstanding quarter, congratulations. Just wanted to delve into the efficiencies and improved utilization that saw you drive your vessel margins up so significantly during the quarter. Can you elaborate a little bit more on just what you're seeing within the fleet; get a little bit more granular about how these vessels are operating more efficiently and where you see room for upside going forward there?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes, Fred. The main drivers in efficiency this year, number one driver is definitely the increase in fleet size has enhanced our scheduling flexibility and the ability to better schedule the vessels which certainly drives revenues. We have also seen vast improvements in port time turnaround with the unloading speeds of the vessels and loading speeds turning them around in port. So the turnaround times have been much better particularly on the three vessels that we acquired from WMS last year.

We've seen a drastic reduction in downtime which can be attributable to some of the capital investment that we've made in the vessels over the past couple seasons to see increased reliability and we've seen the benefits of that over the past year, and we've seen the benefits of increased water levels this year, which certainly fall to the bottom line.

Fred Buonocore: Excellent, thank you. That's very helpful. So you talked about being booked up for the remainder of this sailing season and likely next sailing season. Do you have any contracts that are coming up for renewal or any potential new contracts that you would be adding that would be new contracts that you would be adding that would be contributing to being booked next year? I'm just trying to determine the breakout of your contracts.

Scott Bravener: We have a minimal amount of business that's falling off this year, Fred. As you may recall, we had a significant number of renewals in the past season. So most of our renewals have been dealt with. There are a couple smaller ones that we're in the process of renewing right now and expect to renew. And we continue to look at the new business but it's on the smaller end because we have been historically fully booked.

Fred Buonocore: Right. That makes sense.

Scott Bravener: We continue to look at complementary businesses in our scheduling and our backhaul patterns.

Fred Buonocore: Such as, what would be at example of a complementary type business?

Scott Bravener: Different coal -- end markets for our coal backhauls, etc.

Fred Buonocore: Got it. And then are there any opportunities for price increases in the 2009 season? Or are those pretty much locked in on the contracts that you have in place?

Scott Bravener: Our price increases are locked contractually into our long-term contracts. As you recall, we've done most of them on a multi-year basis, and for the most part, our price increases will exceed the rate of inflation in the upcoming year.

Fred Buonocore: Got it. And then, just in terms of receivables as the economy has weakened and various companies have been having individual issues, have you had any issues in terms of collection of receivables or slow payment, anything of that nature?

Joe McHugh: This is Joe McHugh. We have watched our receivables very carefully and we have not experienced any delay -- either a delay in our receivables from our normal terms or any tightening of the terms required to pay our suppliers. So we've been cautious and aggressive in monitoring that and, of course we have a strong set of customers, but we have not seen any increase in those days that have affected our working capital right through this date.

Fred Buonocore: Got it. And then finally, just as it relates to Anheuser-Busch and they're being acquired by InBev. I know they're a decent sized customer of yours. Any impact to your agreement there as it relates to the acquisition by InBev? Thank you.

Scott Bravener: No, Fred, we haven't seen any impact of that. That business is actually looking to potentially grow.

Fred Buonocore: Very good. Thank you very much. I appreciate it.

Operator: Jim Maletis, Maletis Partners.

Jim Maletis: Good morning. Congratulations on the great quarter. Can you discuss at all in any more detail -- I may have missed it -- the depth conditions in the Great Lakes, the water depth? And also my other question is -- are there any acquisition opportunities still available in the Great Lakes that you can discuss?

Laurence Levy: Jim, I'm going to take the second part of your question first. There are other acquisition opportunities available to us potentially in the Great Lakes. We do believe there's substantial opportunity over time to grow the Company on the Great Lakes. However, our primary focus at the moment is our internal operations, maximizing the value of our existing assets and husbanding our cash flow that we are generating. So we are not actively anticipating consummating any acquisitions in the near future. Scott, would you like to address the water levels issue?

Scott Bravener: Jim, as I touched upon earlier, we have seen the positive impact of increased water levels this season on the Great Lakes on all of the lakes that we trade upon. And as we sit here right now there's still anywhere from 2 to 9 inches above the levels they were at this time last year.

Jim Maletis: And finally, with this very large cash flow, etc., is there a chance we may see a dividend coming out?

Laurence Levy: Jim, at the moment we do not contemplate paying out a dividend. We are currently utilizing the surplus cash flow to discharge our debt. We still see some good investment opportunities within the existing fleet. At some point it is conceivable that our Board might contemplate a dividend, but that's not on the cards for the short term.

Jim Maletis: Okay. Thank you very much.

Operator: Bob Sales, LMK Capital Management.

Bob Sales: What do you expect depreciation and amortization to be for the full year? I see it was $5.5 million for the first six months.

Laurence Levy: Joe, could you address that please?

Joe McHugh: Yes, I could. We amortize our depreciation over 12 months whereas certain costs are over the sailing season. So we do expect to be probably in about the $7 million range on depreciation for the full year. The amortization on the dry dock will also be in the $2.25 million to $2.3 million per year per the latest estimates.

These are also done in local currency, so that's assuming a stable Canadian/US dollar exchange rate, as well as the amortization of intangibles will also remain about $1,750,000. This coming year or this winter right now, we're scheduled for one dry dock, so there could be a slight drop-off has we go into next year on the amortization of dry docks.

Bob Sales: Okay, and then CapEx for the year including the dry dock CapEx?

Laurence Levy: Ed, could you please address that?

Ed Levy: Yes. Good morning, Bob. Our bank covenants limit our CapEx to a maximum of $8 million. We're still in the process of working out our capital expenditure budget, but our maximum limitation under our bank agreement is $8 million.

Bob Sales: Okay. And do you expect any significant repowering of any vessels during the dry dock season?

Ed Levy: During this dry dock season we don't expect or are not projecting any repowering.

Bob Sales: Okay. And lastly, the receivables balance, that will work its way back down to the seasonal low towards the end of the fiscal year, right?

Laurence Levy: That is correct, Bob. We anticipate as the sailing season winds up, we collect all the receivables and it pretty much converts all into cash.

Bob Sales: Great. And what was steel as a percentage of revenue during -- or what are your expectations in terms of this current sailing season? I don't know if you've ever broken out the products by -- the revenue by end markets?

Laurence Levy: Scott, could you do that please?

Scott Bravener: Bob, historically it's about 13% of our business; it will be slightly higher in this season because of the increased demand that we did see from the steel industry.

Bob Sales: Okay. And the contracts that you have renewed, what's the average duration of the contracts at the time you renew them?

Scott Bravener: Generally speaking our contracts run on average three to five years in length with our longest ones running out seven years in length.

Bob Sales: Thanks. Great execution.

Laurence Levy: Thank you, Bob.

Operator: (Operator Instructions). Management, I'm showing that there are no further questions. I'll turn it back to you for closing comments.

Laurence Levy: Thank you, Operator. Thank you to everyone for your support of Rand Logistics. We do believe we have a very fine company and our expectations for the future are bright. We look forward to keeping you updated about our progress. Thank you for participating on today's call.

Operator: Thank you. Ladies and gentlemen, that will conclude today's teleconference. We do thank you again for your participation and at this time you may disconnect. Have a nice day.